Exhibit 99.1

Case Name: Interstate Bakeries
Corporation & All Subsidiaries	Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of March 10, 2007
REVENUE
Gross Income			$223,812,931
Less Cost of Goods Sold			107,942,950
Ingredients, Packaging & Outside Purchasing	$55,359,663
Direct & Indirect Labor	39,941,748
Overhead & Production Administration	12,641,539
Gross Profit			115,869,981

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	53,701,813
Advertising and Marketing	924,729
Insurance (Property, Casualty, & Medical)	9,747,503
Payroll Taxes	4,803,494
Lease and Rent	3,233,356
Telephone and Utilities	1,741,458
Corporate Expense (Including Salaries)	7,622,623
Other Expenses	27,532,716	(i)
Total Operating Expenses			109,307,692
EBITDA			6,562,289
Restructuring & Reorganization Charges	892,958	(ii)
Depreciation and Amortization	5,788,083
Abandonment	1,407,626
Other( Income)/Expense	(89,585)
Gain/Loss Sale of Prop	-
Interest Expense	3,714,119
Operating Income (Loss)			(5,150,912)
Income Tax Expense (Benefit)	(826,984)
Net Income (Loss)			$(4,323,928)

CURRENT ASSETS
Accounts Receivable at end of period			$146,552,912
Increase (Decrease) in Accounts Receivable for period			3,551,487
Inventory at end of period			67,091,712
Increase (Decrease) in Inventory for period			1,902,353
Cash at end of period			70,907,447
Increase (Decrease) in Cash for period			(9,125,395)
Restricted Cash			8,828,893	(iii)
Increase (Decrease) in Restricted Cash for period			20,112

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			(3,162,719)
Increase (Decrease) Liabilities Subject to Compromise			(768,152)
Taxes payable:
Federal Payroll Taxes	$10,212,571
State/Local Payroll Taxes	7,612,920
State Sales Taxes	700,902
Real Estate and
Personal Property Taxes	8,464,358
Other (see attached supplemental schedule)	4,167,033
Total Taxes Payable			31,157,784

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
March 10, 2007

Description	Amount

Use Tax	$701,336
Accr. Franchise Tax	1,556,819
Other Taxes	1,908,878

Total Other Taxes Payable	$4,167,033

10th period
(i) Other Expenses included the following items:
Employee benefit costs	10,523,202
Facility costs (excluding lease expense)	1,843,149
Distribution/transportation costs	11,616,364
Local promotional costs	1,294,161
Miscellaneous	2,255,840
$27,532,716

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	(32,573)
Asset impairments	5,000
Other	(409,263)
Reorganization expenses
Professional fees	1,787,422
Interest income	(175,942)
Adjustments to lease rejection expense	(323,021)
KERP & restructuring bonus plans	41,335
(Gain)/loss on sale of assets	0
$892,958

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $3.5 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION

CONSOLIDATED MONTHLY OPERATING REPORT

DATED AS OF MARCH 10, 2007

1.

This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended March 10, 2007 and balances of and period changes in certain of the Company’s accounts as of March 10, 2007, is unaudited and subject to year-end adjustment prior to the filing of the Company’s fiscal 2007 Annual Report on Form 10-K with the Securities and Exchange Commission (SEC). This MOR should be read in conjunction with the Company’s third quarter 2007 Form 10-Q that was filed with the SEC on April 18, 2007. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.

This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future. This MOR does include certain quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year. Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.

This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP). This MOR does not include certain financials statements and explanatory footnotes, including disclosures required under GAAP.

4.

As of March 10, 2007 the Company had not borrowed under its $200 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves. The credit facility was utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs. As of March 10, 2007 there were $109.1 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $90.9 million as of March 10, 2007. In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder. (See Note 8 to the Company’s financials statements included in the fiscal 2007 third quarter Form 10-Q for additional information.)

5.

The Company filed with the SEC its fiscal 2006 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the third fiscal quarter of 2007 on December 21, 2006 and April 18, 2007, respectively. The financial reports noted herein and filed with the SEC should be read together and concurrently with this MOR for a comprehensive description of our current financial condition and operating results.